As filed with the Securities and Exchange Commission on February 12, 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                         QUERYOBJECT SYSTEMS CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                           94-3087939
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or Organization)                            Identification No.)


                         60 CHARLES LINDBERGH BOULEVARD
                            UNIONDALE, NEW YORK 11553
   (Address, including zip code, of Registrant's principal executive offices)

                         QUERYOBJECT SYSTEMS CORPORATION
                              AMENDED AND RESTATED
                             1991 STOCK OPTION PLAN
                           AND OPTIONS TO CONSULTANTS
                            (Full title of the Plans)


                                 DANIEL M. PESS
                         QUERYOBJECT SYSTEMS CORPORATION
                         60 CHARLES LINDBERGH BOULEVARD
                            UNIONDALE, NEW YORK 11553
                                 (516) 228-8500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                              DAVID J. ADLER, ESQ.
                  OLSHAN GRUNDMAN FROME ROSENZWEIG &WOLOSKY LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                               Amount            Proposed maximum    Proposed maximum           Amount of
     Title of each class of                    to be              offering price     aggregate offering         registration
    Securities to be registered              registered              per share           price                     fee
====================================================================================================================================
Common Stock, par value $.001 per share      5,806,000(1)(2)        $0.97(3)           $5,631,820                $1,565.64
====================================================================================================================================
Common Stock, par value $.001 per share        175,000(1)           $8.56(3)           $1,498,000                  $416.44
====================================================================================================================================
Total                                                                                                            $1,982.11
====================================================================================================================================

(1) Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Amended and Restated 1991 Stock Option Plan (the "1991 Plan") and the consultant options.
(2) The number of shares available for the grant of options under the 1991 Plan has been increased from 1,950,000 to 5,806,000, subject to stockholder approval.
(3) Includes an aggregate of 4,386,037 shares with respect to which options were granted under the 1991 Plan at an average exercise price of $.97 per share. An additional 1,419,963 shares of Common Stock may be offered under the 1991 Plan. Pursuant to Rule 457(g) and (h), the offering price for the shares which may be issued under the 1991 Plan is estimated solely for the purpose of determining the registration fee and is based on the closing price of the Company's Common Stock $.97 as reported by the Nasdaq Stock Market ("Nasdaq") on February 10, 1999.

================================================================================

                               EXPLANATORY NOTES

         QueryObject Systems Corporation (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of common stock, $.001 par value per share (the "Common Stock"), of the Company, issuable pursuant to the 1991 Plan.

         This Form S-8 includes a Reoffer Prospectus prepared in accordance with
Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 5,918,500 shares of Common Stock acquired pursuant to the Plan by selling stockholders who may be deemed an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The Company will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS

                                5,918,500 SHARES

                         QUERYOBJECT SYSTEMS CORPORATION


         This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that may be issued by us to the selling stockholders upon the exercise of stock options granted under our 1991 Stock Option Plan or under consulting agreements. We previously registered the offer and sale of the shares to the selling stockholders. This Prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

         The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Stock Market or the Boston Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "QUOB" and on the Boston Stock Exchange under the symbol "QOB." The last reported sale price on the Nasdaq SmallCap Market for our common stock on February 10, 1999 was $.97 per share.



--------------------------------------------------------------------------------
     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------



             The date of this Prospectus is February 12, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock is listed on the Nasdaq SmallCap Market and the Boston Stock Exchange and such reports and other information may also be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500 and the Boston Stock Exchange at One Boston Place, Boston, Massachusetts 02108.

WHERE YOU CAN FIND MORE INFORMATION                                        2

INCORPORATION BY REFERENCE                                                 3

ABOUT THIS PROSPECTUS                                                      3

RISK FACTORS                                                               4

THE COMPANY                                                               10

USE OF PROCEEDS                                                           10

SELLING STOCKHOLDERS                                                      11

PLAN OF DISTRIBUTION                                                      12

LEGAL MATTERS                                                             13

ADDITIONAL INFORMATION                                                    13

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                  (1) Our Annual Report on Form 10-KSB for the year ended December 31, 1997;

                  (2)   Our  Quarterly  Reports on Form 10-QSB for the quarterly
                        periods  ended  March  31,  1998,   June  30,  1998  and
                        September 30, 1998; and

                  (3) Our Application for Registration of our common stock on Form 8-A dated November 7, 1997.


         You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                        QueryObject Systems Corporation
                        60 Charles Lindbergh Boulevard
                        Uniondale, New York   11553
                        Attention: Chief Financial Officer
                        (516) 228-8500



                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this Prospectus before deciding to invest in our common stock.

NEGATIVE WORKING CAPITAL; UNCERTAINTY REGARDING RECEIPT OF FUNDS FROM PRIVATE PLACEMENTS; NEED FOR ADDITIONAL FUNDING

         At September 30, 1998, we had negative working capital of $1,743,864. We have had a limited operating history as a software product company, have not made significant sales of our products and our revenues are difficult to predict.

         We sold securities in private placements in October and November 1998 so that we could continue operations. In the private placements, we received conditional commitments to purchase $4,500,000 of units consisting of convertible preferred stock and warrants to purchase common stock, of which payment for all of the units had been made as of February 1999. We received net proceeds of $4,121,000 from such private placements. However, given our continued operating losses, we will need additional financing to continue operations. Our current projections indicate that if our forecasts are achieved, we will have enough cash to continue operations until June 1999. As of the date of this Prospectus, we have no commitments, agreements or understandings regarding additional financing and we may be unable to obtain additional financing.

ACCUMULATED DEFICIT; HISTORICAL AND PROJECTED FUTURE OPERATING LOSSES; GOING CONCERN QUALIFICATION IN INDEPENDENT ACCOUNTANTS' REPORT

         At September 30, 1998, our accumulated deficit was $31,971,100. For the fiscal years ended December 31, 1996 and 1997, and for the nine months ended September 30, 1998, we incurred net losses of $4,917,953, $10,563,484 and $6,104,114, respectively. We have incurred a net loss in each year of our existence, and have financed our operations primarily through sales of equity and debt securities. Our expense levels are high and our revenues are difficult to predict. The independent accountants' report on our financial statements for the year ended December 31, 1997 states that our recurring losses from operations and negative cash flow from operating activities raise substantial doubt about our ability to continue as a going concern. We expect that the independent accountants' report on our financial statements for the year ended December 31, 1998 will contain the same qualification.

         We expect to incur net losses for the foreseeable future. We may never achieve or sustain significant revenues or profitability on a quarterly or annual basis in the future. Our future operating results will depend on many factors, including:

                  O    product demand

                  0    product and price competition in our industry

                  O our success in expanding our direct sales force and establishing indirect channel partners

                  O our ability to develop and market products and control costs

                  O the percentage of our revenues that is derived from indirect channel partners


LIMITED OPERATING HISTORY; LACK OF SUBSTANTIAL REVENUE

                  We have a limited operating history as a software product company and have made only limited sales of our products. Our total revenues for the year ended December 31, 1997 and for the nine months ended September 30, 1998 were $1,012,159 and $398,590, respectively. Prior to 1997, our revenues were derived primarily from contract data analysis services, which we no longer provide.

DEPENDENCE UPON NEW PRODUCTS; UNCERTAIN MARKET ACCEPTANCE

         Substantially all of our revenues for the foreseeable future are expected to be derived from sales of QueryObject System. Between January 1, 1995 and September 30, 1998, we had software product revenue from only 12 QueryObject System installations (including those sold pursuant to reseller agreements for their own internal use), one of which (sold in 1995) was a pre-production beta version. We only recently commenced an integrated marketing effort for our products. Our future financial performance will depend upon the successful introduction and customer acceptance of QueryObject System and the development of new and enhanced versions of the product. If we fail to achieve broad market acceptance of QueryObject System, it would materially adversely affect our business, operating results and financial condition.

POSSIBLE NASDAQ DELISTING; POTENTIALLY LIMITED TRADING MARKET

         Our common stock is listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. To remain eligible for listing on the Nasdaq SmallCap Market we must comply with the following:

         O      our common stock must have a minimum bid price of $1.00;

         O we must have minimum tangible net assets of $2,000,000 or a market capitalization of $35,000,000 or net income of $500,000 in two of the three prior years; and

         O we must have a public float of at least 500,000 shares with a market value of at least $1,000,000; at least 300 stockholders must hold our common stock; and at least two market makers must make a market in it.

         Nasdaq has notified us that our common stock will be delisted. We have requested a hearing to appeal the delisting. The hearing will be held on February 19, 1999. Our common stock will continue to be listed on Nasdaq at least until the date of the hearing. We are unable to predict the outcome of the hearing, but based on our review of the delisting notice, we believe that, absent additional financing, our common stock will be delisted and that our common stock may be delisted even if we obtain additional financing.

         The Nasdaq notification is based in part on reservations that Nasdaq has about our ability to regain and sustain compliance with its net tangible asset requirements. As of September 30, 1998, we had a deficiency of $1,456,798 in net tangible assets. Subsequent to September 30, 1998, we received net proceeds of $4,121,000 from the October and November 1998 private placements. Due to actual and anticipated losses subsequent to September 30, 1998, however, we do not expect to be able to maintain for any sustained period at least $2,000,000 in net tangible assets. We would be required to enter into a transaction or transactions to raise additional equity capital to maintain at least $2,000,000 in net tangible assets. Such additional financing may be unavailable to us on acceptable terms or at all.

         Nasdaq has also advised us that the October and November 1998 private placements did not receive the requisite approval of the Company's stockholders. While our stockholders approved a proposal in August 1998 whereby we could issue an unlimited amount of common stock (and securities exercisable for such common stock) in a private placement, the purchasers in the October and November 1998 private placements required that we issue preferred stock, which issuance was not approved by our stockholders. Nasdaq also believes that the issuance of the common stock underlying the preferred stock was not specifically approved by our stockholders. Moreover, Nasdaq believes that our stockholders lacked sufficient information to determine the effect that the October and November 1998 private placements could have on their voting rights and investment in the Company. Accordingly, our common stock could be delisted from Nasdaq even if we are able to satisfy the net tangible asset requirement.

         If our common stock is delisted from Nasdaq, trading, if any, therein would thereafter be conducted on the OTC Bulletin Board and the Boston Stock Exchange. The Boston Stock Exchange will delist our common stock if we have less than $500,000 in net tangible assets. We will not be able to maintain at least $500,000 in net tangible assets without additional financing or revenues. If our common stock is delisted from Nasdaq and the Boston Stock Exchange, the common stock could be considered a penny stock. SEC regulations generally define a penny stock to be an equity security that is not listed on Nasdaq or a national securities exchange and that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations of the SEC would require broker-dealers to deliver to a purchaser of common stock a disclosure schedule explaining the penny stock market and the risks associated with it. Various sales practice requirements are also imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, broker-dealers must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If the common stock is traded on the OTC Bulletin Board and becomes subject to the regulations applicable to penny stocks, investors may find it more difficult to obtain timely and accurate quotes and execute trades in the common stock.

USE OF INDIRECT CHANNEL PARTNERS TO INCREASE SALES

         As part of our sales and marketing efforts we are seeking to develop strategic relationships with indirect channel partners, such as original equipment manufacturers and value-added resellers, to increase the number of our customers. We currently are investing, and intend to continue to invest, significant resources to develop indirect channel partners. Our results of operations will be adversely affected if we are unable to attract indirect channel partners to market our products effectively and provide timely and cost effective customer support and service. If we successfully sell products through these sales channels, the lower unit prices we expect to receive for such sales will result in our gross margins being lower than if we had sold those products through our direct sales force.

NEED TO ENHANCE EXISTING PRODUCTS, DEVELOP NEW PRODUCTS AND ADAPT TO RAPID TECHNOLOGICAL CHANGE

         The market for our software is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. We cannot easily estimate the life cycles of our products. Our future success will depend upon our ability to:

         O     enhance existing products

         O     develop  and   introduce   new  products   that  keep  pace  with
               technological developments and emerging industry standards

         O     address the increasingly sophisticated needs of customers

We may be unable to accomplish these tasks. Any delays in the commencement of commercial shipments of new products and enhancements could cause potential customers to delay their decision to purchase our products or to choose to not purchase our products, which would result in delays in or loss of product revenues. In such event, our business, operating results and financial condition would be materially adversely affected.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

         For the fiscal year ended December 31, 1997, one customer accounted for 65%, and for the nine months ended September 30, 1998, one customer accounted for 55%, of our total revenues. We are unsure if we will realize significant future revenues from either of these customers. We also expect that for the foreseeable future a relatively small number of customers and value added resellers will account for a significant percentage of our revenues. The loss of any such customer would have a material adverse effect on our operating results and financial condition.

COMPETITION

         The market for our products is intensely competitive and subject to rapid technological change. Our competitors include Hyperion Solutions Corp., HNC Software Inc., Red Brick Systems, Inc., Informix Corp., Oracle Corp., IBM, and Cognos Inc. Because there are relatively low barriers to entry into the software market, we expect additional competition from other established and emerging companies if the business intelligence data delivery software market continues to develop. Our competitors have:

         O     longer operating histories

         O     significantly   greater   financial,   technical   and  marketing
               resources

         O     greater name recognition

         O     a larger installed base of customers and products

         O well-established relationships with our current and potential customers

         O     extensive knowledge of the relational database industry

Our competitors may also be able to offer an integrated hardware and/or software product that could be more attractive to potential customers. Our competitors may respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. We also expect that software industry consolidations may create more formidable competitors, resulting in price reductions that would reduce gross margins and erode any market share we may attain, any of which could materially adversely affect our business, operating results and financial condition.

DEPENDENCE UPON KEY PERSONNEL; NEED TO INCREASE SALES, MARKETING, DEVELOPMENT AND TECHNICAL PERSONNEL

         Our future performance depends in significant part upon the continued service of key technical, sales and senior management personnel. The loss of the services of one or more of our key employees, in particular, Robert Thompson, our President and Chief Executive Officer or Daniel M. Pess, our Chief Operating Officer and Chief Financial Officer, could have a material adverse effect on our business, operating results and financial condition. We have an employment agreement with Mr. Thompson that expires in October, 1999, and an employment agreement with Mr. Pess that expires in May, 1999. We are unsure if we will be able to agree with either of Messrs. Thompson or Pess on the terms of extensions to their employment agreements prior to the expiration of these agreements.

         Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. Competition for such personnel is intense, and we may be unable to retain key technical, sales, development and managerial employees or attract, assimilate or retain other highly qualified technical, sales, development and managerial personnel in the future. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be materially adversely affected.

LACK OF PROPRIETARY TECHNOLOGY PROTECTION; RISKS OF INFRINGEMENT

         We rely primarily on a combination of trade secrets, confidentiality agreements and contractual provisions to protect our proprietary technology. We license rather than sell our software and require licensees to enter into license agreements that impose certain restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to requiring those persons with access to our proprietary information to execute confidentiality agreements and restricting access to our source code. These steps afford only limited protection. We have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products may be difficult and costly, and software piracy may become a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. We are unable to predict whether our means of protecting our proprietary rights will be adequate or whether competitors will independently develop the same technology.

         From time to time, third parties may assert patent, copyright and other intellectual property claims against us. If we are unable to license protected technology that may be used in our products, we could be prohibited from manufacturing and marketing such products. We also could incur substantial costs to redesign our products, to defend any legal action taken against us or to pay damages to any infringed party. Litigation, which could result in substantial cost to and diversion of our resources, may be necessary to enforce our other intellectual property rights or to defend ourselves against claimed infringement of the rights of others.

POTENTIAL FLUCTUATIONS IN PERIODIC RESULTS

         Our revenues may vary significantly from period to period due to the discretionary nature of business intelligence data delivery software purchases, and will be difficult to predict. Sales prices of our products range from $50,000 to over $275,000. As a result, the timing of the receipt and shipment of a single order can significantly impact our revenues and results of operations for a particular period. We anticipate that product revenues in any quarter will be substantially dependent on orders booked and shipped in that quarter, and we are unable to predict revenues for any future quarter with any significant degree of certainty.

RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY

         Any new products we develop would be subject to significant technical risks. Our software products are complex and may contain undetected errors or failures when we first introduce them or when we release new versions of them. Although we have not experienced material adverse effects resulting from any errors to date, our products could contain errors. If our products contain errors, we could experience a loss of or delay in market acceptance. While we have not experienced product liability claims to date, our product licensing and support may entail the risk of such claims. A significant product defect or a successful product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

INTERNATIONAL OPERATIONS

         We intend to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources and could adversely affect our business, operating results of financial condition. To expand international sales successfully, we must establish additional foreign operations, hire additional personnel and recruit additional international resellers and distributors. If we are unable to do so in a timely manner, our growth, if any, in international sales will be limited, and our business, operating results and financial condition could be materially adversely affected. We anticipate that our international sales, if any, will be denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and, therefore, potentially less competitive in those markets. Additional risks inherent in our future international business activities generally include:

         O    unexpected changes in regulatory requirements

         O    tariffs and other trade barriers

         O    costs of localizing products for foreign countries

         O    longer accounts receivable payment cycles

POSSIBLE VOLATILITY OF SECURITIES PRICES

         The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between January 1, 1998 and February 3, 1999, the closing price of our common stock has ranged between $.50 and $5.50. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

         O    quarter to quarter variations in operating results

         O    adverse news announcements

         O    the introduction of new products

         O    market conditions in the industry

         In addition, the stock market in recent years has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies that service the software industry and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS

         Our Board of Directors has the authority, without further action by the stockholders, to issue 9,000 shares of preferred stock on such terms and with such rights, preferences and designations, including, without limitation restricting dividends on our common stock, dilution of the voting power of our common stock and impairing the liquidation rights of the holders of our common stock, as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof may have the effect of delaying, deterring or preventing a change in our control. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of our stockholders to authorize a merger, business combination or change of control.

NO DIVIDENDS.

         We have never paid cash dividends on our common stock. We expect to incur net losses for the foreseeable future.

OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK

         We have outstanding options to purchase an aggregate of 5,001,037 shares of our common stock at a weighted average exercise price of $1.63 per share (including options to purchase 2,614,492 shares at an exercise price of $.94 per share which are subject to the approval of our stockholders of a proposal to an increase the number of shares reserved for issuance under our stock option plan) and outstanding warrants to purchase an aggregate of 3,494,757 shares of common stock at a weighted average exercise price of $4.09 per share. As a result of the October and November 1998 private placements, we also have outstanding shares of convertible preferred stock that are convertible into an aggregate of 9,900,000 shares of common stock and outstanding warrants to purchase an aggregate of 6,187,500 shares of common stock at a conversion price of $.50 per share. The exercise of all of outstanding warrants and options and/or the conversion of the outstanding convertible preferred stock would dilute the then-existing stockholders' percentage ownership of the common stock, and any sales in the public market of the common stock issuable upon such exercise and conversion could adversely affect prevailing market prices for the common stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected because the holders of such securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to than those provided by such securities.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

         Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or are incorporated in documents annexed as exhibits to this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

YEAR 2000 COMPLIANCE

         We have commenced an assessment of the readiness of our internal business information systems for handling the Year 2000 and the Year 2000 compliance of our products. We believe that we will need to modify or replace portions of our internal business information systems to ensure Year 2000 compliance and we expect that we will successfully address Year 2000 issues relating to our internal business information systems by the end of fiscal 1999.

         We believe that our current products are Year 2000 compliant. However, it is possible that current or future customers will assert claims against us with respect to Year 2000 issues and, in the event such claims are asserted and adjudicated in favor of these customers, our liability could be material. We are taking steps to identify affected customers and assist them in assessing risks that may be associated with our products. We may incur increasing costs regarding customer service related to these actions over the next few years. As our customer service programs are currently ongoing, we are unsure of the scope of any resulting Year 2000 issues and potential liability resulting from such issues. We do not know the potential impact on our business, operating results and financial condition with respect to these matters.

         We have had discussions with our significant vendors, service providers and large customers to evaluate Year 2000 issues, if any, relating to the interaction of their systems with our internal systems. We have not yet received written compliance information from these third parties and we cannot currently determine when we will receive all of this information. Thus, despite the initiation of these discussions, we lack the information necessary to estimate the potential impact of Year 2000 compliance issues relating to these third parties and their interaction with us and are unsure of when we will receive such information.

         While we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues, there can be no assurance that our Year 2000 compliance costs will continue at this level. Most of our expenses have related to the opportunity cost of time spent by our employees evaluating our internal business information systems, our products and the interaction of our internal business information systems with the internal systems of third parties. Although we are unaware of any material operational issues or costs associated with preparing our internal business information systems and products for the Year 2000, we are unsure that we will avoid serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in our technology. Such unanticipated negative consequences and/or material costs, if incurred, could have a material adverse effect on our business, operating results or financial condition.

         Because we are unaware of any material Year 2000 compliance issues, we lack a Year 2000-specific contingency plan. If Year 2000 compliance issues are discovered, we will evaluate the need for one or more contingency plans relating to such issues. If we are unable to develop and implement appropriate contingency plans, as needed, in a timely manner, we may experience delays in, or increased costs associated with, implementation of changes to address any such issues, which could have a material adverse effect on our business, operating results or financial condition.

                                   THE COMPANY

         We develop and market business intelligence software that helps business managers to efficiently use data to make strategic decisions. Many businesses generate, gather and store large amounts of data. This data contains information that, if extracted effectively and efficiently, can be used to enhance decision making. While companies have invested heavily in capturing data, they have only recently begun to focus significant resources on the management and analysis of that data. We developed our products in response to businesses' desire to analyze their data.

         In the third quarter of 1996, we shifted our focus from using the software we developed for providing contract data analysis services to selling the software itself. We have not yet made significant sales of our software product.

         In September 1998, we implemented a plan to reduce our monthly operating costs, which included the termination of approximately 20% of our employees.

         Our principal executive offices are located at 60 Charles Lindbergh Boulevard, Uniondale, New York 11553. Our telephone number is (516) 228-8500.


                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. If all of the options are exercised, we will realize proceeds in the amount of $5,752,456.
Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 1991 Stock Option Plan.

         The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder at January 31, 1998, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of January 31, 1999), and (iii) the number and percentage of shares of our common stock to be held by each selling stockholder after completion of the offering.


                                                                           Number of         Percentage
                                                                           shares of         of Class to
                                                                           Common            be Owned
                                                             Number of     Stock After         After
                                  Number of shares of       Shares to be   Completion        Completion
                                  Common Stock Owned        Offered for      of the            of the
          Name                  at January 31, 1991(1)        Resale       Offering(2)         Offering
          ----                  ----------------------        ------       -----------         --------
Alan Kaufman(3)                      325,000                 300,000        325,000               5.8%
Amy Newmark(4)                       361,000                 300,000        361,000               6.4%
Rino Bergonzi(5)                      10,000                  30,000              0                 0
Andre Szykier(6)                     213,750                 125,000        213,750               4.1%
Irwin Jacobs(7)                       10,000                  30,000              0                 0
Robert Thompson(8)                    23,414                 400,000              0                 0
Daniel Pess(9)                        40,886                 400,000              0                 0
Barry Rubenstein(10)               5,822,156                 206,250      5,615,906              55.4%

----------------
* Less than one percent


(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.


(2) Consists of shares issuable upon the exercise of options both currently and not currently exercisable.

(3) Consists of (i) 200,000 shares common stock that are issuable upon the conversion of Series A Preferred Stock and (ii) 125,000 shares of common stock that are issuable upon the exercise of Series A Warrants. Mr. Kaufman has been the Company's Chairman of the Board since October 1997 and was President and Chief Executive Officer from October 1997 to December 1998.

(4) Consists of (i) 26,000 shares of common stock that are owned directly by Ms. Newmark, (ii) 200,000 shares common stock that are issuable upon the conversion of Series A Preferred Stock and (iii) 125,000 shares of common stock that are issuable upon the exercise of Series A Warrants. Ms. Newmark has been a Director of the Company since May 1998.

(5) Consists of 10,000 shares of Common Stock issuable upon exercise of options. Mr. Bergonzi has been a director of the of the Company since August 1997.

(6)      Includes  312  shares  of  Common  Stock  owned  by Remy  Szykier,  Mr.
         Syzkier's daughter. Mr. Szykier, a co-founder of the Company, has served as its Vice President and Chief Technology Officer since the inception of the Company in February 1989.

(7)      Mr. Jacobs has been a director since May 1998.

(8) Mr. Thompson joined the Company in September 1997 as Vice President of Marketing and was named President and Chief Executive Officer in December 1998.

(9) Consists of 40,886 shares of Common Stock issuable upon exercise of options. Mr. Pess joined the Company in July 1994 as Vice President of Finance and Administration and was promoted to Senior Vice President of Finance and Administration in October 1997. Since December 1996, Mr. Pess has also served as Chief Financial Officer of the Company and since August 1997 Mr. Pess has served as Secretary of the Company. Mr. Pess was also named Chief Operating Officer of the Company in December 1998.

(10) Based upon information contained in a report on Schedule 13D (the "Wheatley 13D") filed jointly by Barry Rubenstein, Wheatley Foreign Partners, L.P. ("Wheatley Foreign"), Wheatley Partners, L.P. ("Wheatley"), Seneca Ventures, Woodland Venture Fund, Woodland Partners, Rev-Wood Merchant Partners and certain other entities with the SEC. Includes (i) 56,250 shares of common stock issuable upon exercise of options, (ii) 50,000 shares of common stock issuable upon exercise of Series A Warrants and (iii) 80,000 shares of common stock issuable upon conversion of shares of Series A Preferred Stock held by Mr. Rubenstein. Also includes (a) 3,125 shares of common stock issuable upon exercise of warrants held by Woodland Partners, (b)(i) 38,125 shares of common stock issuable upon exercise of warrants, (ii) 40,000 shares of common stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of common stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Woodland Fund, (c)(i) 38,125 shares of common stock issuable upon exercise of warrants, (ii) 40,000 shares of common stock issuable upon conversion of shares of Series A Preferred Stock and (iii) 16,000 shares of common stock issuable upon conversion of shares of Series B Preferred Stock, all of which is held by Seneca, (d)(i) 557,879 shares of common stock issuable upon exercise of warrants and (ii) 883,200 shares of common stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley, (e)(i) 48,371 shares of common stock issuable upon exercise of warrants and (ii) 76,800 shares of common stock issuable upon conversion of shares of Series A Preferred Stock, all of which is held by Wheatley Foreign, and (f) 200,000 shares of common stock issuable upon exercise of options held by Rev-Wood Merchant Partners. Mr. Rubenstein disclaims beneficial ownership of the securities held by Woodland Partners, Woodland Fund, Seneca, Wheatley, Wheatley Foreign and Rev-Wood Merchant Partners, except to the extent of his respective equity interest therein.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock.

         The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the shares of common stock may be listed at the time of sale
         o      In negotiated transactions
         o      In the over-the-counter market
         o      In a combination of any of the above transactions

         The selling stockholders may offer their shares of common stock at any of the following prices:

         o      Fixed prices which may be changed
         o      Market prices prevailing at the time of sale
         o      Prices related to such prevailing market prices
         o      At negotiated prices

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling shareholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.


                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022. Steven Wolosky, a member of such firm, beneficially owns 65,000 shares of our common stock.



                             ADDITIONAL INFORMATION

                  We have filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by QueryObject Systems Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:



                (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;



                (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1998 and September 30, 1998; and



                (c) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed on November 7, 1997.



         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES


                  Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Steven Wolosky, a member of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022, beneficially owns 65,000 shares of the Company's common stock.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provision may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.



DELAWARE LAW



         The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

         The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.



ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED



                  Not applicable.

ITEM 8.  EXHIBITS

         EXHIBIT INDEX

        *4(a)  -     The 1991 Plan

        *5     -     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky, LLP.

        *23(a) -     Consent   of   PricewaterhouseCoopers    LLP,   independent
                     auditors.

         23(b) - Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

         24    -     Powers of  Attorney  (included  on  signature  page to this
                     Registration Statement).

-----------------
*   Filed herewith.

ITEM 9.  UNDERTAKINGS

         A.   The undersigned registrant hereby undertakes:



              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

              Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 11, 1999.


                                      QUERYOBJECT SYSTEMS CORPORATION


                                      By: /S/ ROBERT THOMPSON
                                          -----------------------
                                          Robert Thompson
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Thompson and Daniel M. Pess his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                              SIGNATURE TITLE DATE

/S/ ALAN W. KAUFMAN              Chairman of the Board         February 11, 1999
-----------------------------
Alan W. Kaufman


/S/ ROBERT THOMPSON              President and Chief            February 11, 999
-----------------------------    Executive Officer(Principal
Robert Thompson                  Executive Officer)


/S/ DANIEL M. PESS               Executive Vice President,     February 11, 1999
-----------------------------    Chief Operating Officer and
Daniel M. Pess                   Chief Financial Officer
                                 (Principal Financial Officer
                                 and Principal Accounting
                                 Officer)

/S/ ANDRE SZYKIER                Director                      February 11, 1999
-----------------------------
Andre Szykier

/S/ RINO BERGONZI                Director                      February 11, 1999
-----------------------------
Rino Bergonzi


/S/ IRWIN JACOBS                 Director                      February 11, 1999
-----------------------------
Irwin Jacobs


/S/ AMY L. NEWMARK               Director                      February 11, 1999
-----------------------------
Amy L. Newmark

AMENDED AND RESTATED 1991 STOCK OPTION PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the 1991
Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 11, 1999.


                                       /s/ Rino Bergonzi
                                       -----------------------------------------
                                       Rino Bergonzi
                                       Member of Stock Option Committee


                                       /s/ Amy L. Newmark
                                       -----------------------------------------
                                       Amy L. Newmark
                                       Member of the Stock Option Committee